EXHIBIT 5.1

                       AKERMAN, SENTERFITT & EIDSON, P.A.
                           450 East Las Olas Boulevard
                         Fort Lauderdale, Florida 33301


July 2, 1999

nStor Technologies, Inc.
450 Technology Park
Lake Mary, Florida  32746

     Re:  Registration Statement on Form S-3

Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement, (the "Registration Statement"), under which certain shareholders (the "Selling Shareholders") intend to offer and sell in a public offering, from time to time, an aggregate of 12,446,798 shares of the common stock, $.05 par value per share (the "Shares"), of nStor Technologies, Inc. (the "Company"), consisting of: (i) up to 100,000 shares issuable upon the exercise of stock options (the "Options") issued in connection with the acquisition of the assets of Parity Systems, Inc. (the "Option Shares"); (ii) up to 1,761,799 shares issuable upon the exercise of warrants (the "Warrants") issued in connection with the issuance of shares of the Company's convertible preferred stock, loans to the Company, the acquisition of the assets of Parity Systems, Inc. and a Consulting Agreement (the "Warrant Shares"); (iii) up to 500,000 shares of common stock of the Company issued in a private transaction (the "Restricted Shares"); and (iv) up to 10,084,999 shares issuable upon the conversion (the "Conversion Shares") of shares of the Company's Series A, Series C, Series D, Series E and Series F convertible preferred stock (the Warrant Shares, the Restricted Shares and the Conversion Shares are sometimes collectively referred to as the "Shares").

We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

Based upon and subject to the foregoing, we render the following opinions:

     The Warrant Shares, the Option Shares, the Restricted Shares and the Conversion Shares are duly authorized. The Warrant Shares, the Option Shares and the Conversion Shares, when issued in accordance with the terms of the Warrants, the Options and the convertible preferred stock, respectively, against payment of the exercise price therefor (as applicable), will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable. The Restricted Shares are validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,

                                          Akerman, Senterfitt & Eidson, P.A.
                                          /s/ Akerman, Senterfitt & Eidson, P.A.